Exhibit 99.2

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, par value $0.01 per share, of Bed Bath & Beyond Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: March 7, 2022

RC Ventures LLC

By:	/s/ Ryan Cohen
	Name:	Ryan Cohen
	Title:	Manager

/s/ Ryan Cohen
Ryan Cohen